UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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AMERICAN EAGLE OUTFITTERS, INC.

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American Eagle Outfitters, Inc.
 77 Hot Metal Street
Pittsburgh, Pennsylvania 15203
412-432-3300

May 25, 2012

Re: Annual Meeting of Stockholders - June 6, 2012

Vote FOR "Say-on-Pay"

Dear Stockholders:

We are asking you to vote FOR on all proposals at our 2012 Annual Meeting including Proposal 3 - Advisory Vote on the Compensation of our Named Executive Officers  ("Say-on-Pay"). The details of our compensation program are set forth in the Compensation Discussion and Analysis section beginning on page 16 of our Proxy Statement. The proxy advisory firms, ISS and Glass Lewis have recommended a vote against on Say-on-Pay.

Please consider the following additional information to vote FOR Say-on-Pay as unanimously recommended by our Board of Directors.

The Board recognizes that our financial performance in recent years has not met expectations, culminating in a Board-initiated CEO transition process during fiscal 2011 that resulted in the hiring of Robert Hanson, the former Global President of Levi's Brand.  Mr. Hanson became our CEO at the start of fiscal 2012.

In addition, the Board took a number of actions in fiscal 2011 to align pay with performance for our former CEO, James O'Donnell.  The resulting impact was a significant reduction in Mr. O'Donnell's target compensation opportunity and delivery of 82% of the total target value in the form of "at risk" variable compensation that was tied to operating performance metrics.  The Board's actions included:

    No increase in base salary;
    A 50% reduction in total equity grant value from 2010, which resulted in a 37% reduction in target total compensation from 2010; and
    Delivery of his entire long-term incentive opportunity in Performance Shares that cliff vest at the end of three years based on performance against predetermined goals.

The sign-on compensation paid to Mr. Hanson was negotiated with him by the Board and was designed to compensate for awards forfeited from Levi's and to induce Mr. Hanson to join the Company.  In addition to the sign-on compensation, our Board negotiated a reasonable target total annual compensation package of approximately $5.6 million, which is 42% lower than our former CEO's.  Mr. Hanson's target total annual compensation approximates the 35th percentile of the Company's peer group based on 2010 compensation.

With the external hire of Mr. Hanson as our new CEO, the Board determined that it was important to retain our former CEO, Mr. O'Donnell, to consult with both the Board and our new CEO. To induce Mr. O'Donnell to remain obligated to consult with us for this purpose, the Board agreed to pay him a reasonable consulting fee, the minimum amount of which is less than 6% of his target compensation for 2011, with any greater amount directly tied to our performance.  All other separation payments to Mr. O'Donnell were contractually required and previously disclosed to stockholders and most of which had been previously accrued.

Recent Company performance has been very good. On Wednesday the Company announced an 18% increase in net sales and a 38% increase in adjusted earnings per share for the first quarter ended April 28, 2012.

We believe that it is important to support our new management team and allow them to focus on successfully growing our business and to avoid the distractions resulting from a negative Say-on-Pay vote.

The Board urges you to vote "FOR" the Say-on-Pay proposal.

Even if you have already voted, you can change your vote at any time before the 2012 Annual Meeting as described in more detail in our Proxy Statement.  If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitation agent, Alliance Advisors, Toll Free at 877-777-2338.

Thank you for your support.

Sincerely,

Michael G. Jesselson                                                         Cary D. McMillan
Lead Director                                                                      Chair, Compensation Committee